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EXHIBIT 23



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
The Guarantee Life Companies Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-3 of The Guarantee Life Companies Inc. (the Company) of our report dated February 14, 1997, and to the reference to our firm under the heading "Experts" in the Prospectus.

Our report refers to the Company's adoption of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities.


/s/KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Omaha, Nebraska
December 5, 1997